EXHIBIT 99.1

Troika Media Group Acquires Crypto/NFT Platform Redeeem

•	Strategic acquisition broadens capabilities to offer new services and revenue streams for TMG clients

•	Expected to unlock significant future growth potential at Redeeem through integration with TMG’s global network of entertainment, sports, gaming, consumer brands and media relationships

•	Expands TMG’s media and digital entertainment platform into the global cryptocurrency market

•	Redeeem will bring their crypto payment APIs, mobile payment expertise, non-fungible token (“NFT”) ecosystem, and a community of 50,000 members into TMG's expansive network of digital brands

•	Opportunity to increase recurring revenue streams for TMG

Los Angeles, California—May 24, 2021— Troika Media Group, Inc. (Nasdaq:TRKA) ("TMG" or "Company"), a brand consultancy and marketing innovations company that provides integrated branding and marketing solutions for global brands, today announced that it has closed on the acquisition by its wholly-owned subsidiary, Redeeem Acquisition Corp. (“RAC”) of Redeeem, LLC (“Redeeem”), a fintech platform that empowers businesses to digitize any asset and build their own blockchain-based payment solutions.  RAC has acquired substantially all of the assets and approximately $165,000 of specified liabilities of Redeeem for $1.21 million in cash and $10.89 million in common stock of TMG that vest over three years.

Building on Redeeem’s digital blockchain capabilities, TMG intends to integrate their products across its media services and will work with new and existing brands to offer non-fungible token (NFT) capabilities, crypto payment APIs, mobile payment expertise, and other revenue-generating products capable of deploying digital tokens throughout TMG's expansive network of brands. TMG is adding 10 new employees in the purchase of Redeeem, including founder and CEO Kyle Hill who brings 5+ years of experience in blockchain and 15+ years of experience in tech startups, having served for eight years as the founder/CEO of HomeHero, a home care marketplace that raised $23 million from Social Capital, Graham Holdings, Tencent, Science and others in 2016 and was acquired in 2018 by William Yarmuth, former CEO of Almost Family (AFAM). Since its inception in 2018, Redeeem has processed over $10 million in crypto payments and manages over $1 million a month in trading volume.

“We believe this is a game-changing transaction for both companies and achieves unique and complementary strategic objectives of taking the Company into the new digital era," said Robert Machinist, Troika’s Chairman and CEO. "The acquisition of Redeeem increases our ability to significantly grow revenue and strategic opportunities to enhance the core businesses of TMG by immediately positioning the Company as a go-to expert in the NFT and crypto space, particularly in our sports, gaming, and entertainment business, where we will provide brands new opportunities to foster fandom through NFT integration. The combined offering of TMG’s existing portfolio of services, extensive client network, and operational scale with Redeeem’s highly innovative platform, supports our long-term strategic vision of utilizing transformative technology to create additional revenue opportunities for the global brands we partner with every day.”

1

Strategic Benefits of the Transaction

•	Accelerates Redeeem’s Growth by Leveraging TMG’s Client Base and Global Scale. TMG expects to accelerate Redeeem’s revenue growth by providing access to some of the largest global brands in the entertainment, sports, gaming, and consumer goods sectors.

•	New Growth Platform to Diversify and Expand Revenue Base. TMG expects to benefit from and utilize Redeeem’s expertise in Fintech, NFTs, and mobile payments to offer value added services to all its current client base.

•	Significantly Expands Market Opportunity to Enhance Long-Term Growth. TMG’s existing market presence combined with Redeeem’s fast growing segment is expected to significantly increase the overall long-term growth for TMG.

•	Attractive and Aligned Business Model Fundamentals. The combined companies will benefit from a complementary, expanded revenue base with the goal to grow recurring revenue streams.

•	Experienced Creative Leadership & Enhanced Team Capabilities. Redeeem brings a talented team with proven leadership, which is expected to be a catalyst to delivering new revenue opportunities for its clients and further growth for TMG.

Transaction Details

•	Asset purchase of Redeeem and associated intellectual property and know how

•

Total consideration paid to Redeeem in a combination of cash and stock: $1.21 million in cash and $10.89 million of Troika common stock that vests over three years from the Closing and the assumption by Troika of approximately $165,000 in specified Redeeem liabilities.

About Troika Media Group

Troika Media Group is an end-to-end brand solutions company that creates both near-term and long-term value for global brands in entertainment, sports and consumer products. Applying emerging technology, data science, and world-class creative, TMG helps brands deepen engagement with audiences and fans throughout the consumer journey and builds brand equity. Clients include Apple, Hulu, Riot Games, Belvedere Vodka, Unilever, UFC, Peloton, CNN, HBO, ESPN, Wynn Resorts and Casinos, Tiffany & Co., IMAX, Netflix, Sony and Coca-Cola. For more information, visit www.thetmgrp.com

About Redeeem

Redeeem is the first enterprise-grade fintech platform that empowers businesses to digitize any asset and build their own blockchain-based payment solutions. Redeeem offers escrow, liquidity, custody, research, development, and other digital services to help build a new, open financial system. Redeeem provides a fast, safe and easy way to earn 20% discounts or more on fungible goods using bitcoin. We connect traders from all around the world using a non-custodial wallet and peer-to-peer exchange with no banks or fiat currencies. For more information, please visit www.redeeem.com

2

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management's current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as "believe," "expects," "may," "looks to," "will," "should," "plan," "intend," "on condition," "target," "see," "potential," "estimates," "preliminary," or "anticipates" or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, the impact of the current COVID-19 pandemic, which may limit access to the Company's facilities, customers, management, support staff, and professional advisors, and to develop and deliver advanced voice and data communications systems, demand for the Company's products and services, economic conditions in the U.S. and worldwide, and the Company's ability to recruit and retain management, technical, and sales personnel. Further information relating to factors that may impact the Company's results and forward-looking statements are disclosed in the Company's filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

For Troika Media Group

Kevin Aratari

kevin@troikamedia.com

Investor Relations

TraDigital IR

Kevin McGrath

+1-646-418-7002

kevin@tradigitalir.com

3